Exhibit 99.1

FOR IMMEDIATE RELEASE

TEMPUR-PEDIC TO ACQUIRE SEALY

•	Unites Two Highly Complementary Companies with Iconic Brands

•	Delivers a Global Footprint that is Well Positioned in Key Growth Markets

•	Combination Expected to Deliver Meaningful Synergies

LEXINGTON, KY. & TRINITY, NC., September 27, 2012 – Tempur-Pedic International Inc. (“Tempur-Pedic” or the “Company”) (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, and Sealy Corporation (NYSE: ZZ), a leading global bedding manufacturer, today announced that they have signed a definitive agreement to create a $2.7 billion global bedding provider.

The combination brings together two highly complementary companies with iconic brands and significant opportunities for global innovation and growth. Founded in 1992, Tempur-Pedic is the leading manufacturer, marketer and distributor of premium mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material in over 80 countries under the Tempur® and Tempur-Pedic® brand names. Sealy, with roots dating back to 1881 is a leader in the manufacturing and marketing of a broad range of high quality mattresses and foundations with a portfolio of well-known bedding brands, including Sealy®, Sealy Posturepedic®, and Stearns & Foster®.

The transaction has been approved by the Boards of Directors of both companies. Stockholders holding approximately 51% of Sealy’s outstanding common stock have executed a written consent approving the transaction. No additional shareholder approvals are required to complete the transaction. Tempur-Pedic will acquire all of the outstanding common stock of Sealy for $2.20 per share, representing a premium of approximately 23 percent to Sealy’s 30-day average closing price on Wednesday, September 26, 2012. In addition, Tempur-Pedic will assume or repay all of Sealy’s outstanding convertible and non-convertible debt, for a total transaction value of approximately $1.3 billion. The transaction, which is subject to customary closing conditions, including regulatory approvals, is expected to close during the first half of 2013.

Tempur-Pedic Chief Executive Officer Mark Sarvary commented, “This is a transformational deal that brings together two great companies, each with globally recognized brands. Tempur-Pedic and Sealy together will have products for almost every consumer preference and price point, distribution through all key channels, in-house expertise on most key bedding technologies, and a world-class research and development team. In addition, our global footprint will span over 80 countries. The shared know-how and improved efficiencies of the combined company will result in tremendous value for our consumers, retailers and shareholders.”

Tempur-Pedic and Sealy will operate independently. Larry Rogers, Chief Executive Officer of Sealy, who has been with Sealy for 33 years, will remain CEO of Sealy and report to Mr. Sarvary.

Sealy Chief Executive Officer Larry Rogers, said, “The complementary product and market fit of these two companies deliver a unique opportunity to create the first full spectrum, global bedding company that addresses all market segments and consumer preferences. Together, we believe that we can deliver more value than either business could on its own by leveraging our strong combined assets.”

Strategic Rationale

Tempur-Pedic and Sealy have highly complementary products, brands, technologies, and geographic footprints. Their combination will provide significant opportunity for both entities to leverage each other’s capabilities to grow beyond their current footprints, and to increase efficiencies across the entire supply chain.

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Comprehensive Portfolio of Iconic Brands. Together, Tempur-Pedic and Sealy will have the strongest brand portfolio in the industry with the most highly recognized brands including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, and Stearns & Foster®. The combined company’s brand portfolio will have some of the best known brands in North America, South America, Europe, Asia and Australia.

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Complementary Product Offering. The combination creates the most comprehensive suite of bedding products available in the market. Sealy’s strength and expertise in innerspring and hybrid innerspring mattress technologies fit seamlessly with Tempur-Pedic’s position in visco-elastic mattress, adjustable base and pillow technologies. Further, the company will be able to invest more in R&D to strengthen existing products as well as develop innovative new offerings to better meet the needs and preferences of consumers and retailers.

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A Truly Global Company. Tempur-Pedic and Sealy have a highly complementary global footprint with distribution in over 80 countries. The combination provides both companies access to countries that represent future growth opportunities. Tempur-Pedic has a strong presence around the world, and particularly in North America, Europe, and Asia while Sealy is represented in a meaningful way in North America, Argentina and Asia. The Sealy brand is also well-recognized in many other key global markets through its international licensees and joint ventures.

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Significant Shareholder Value Creation. The combination is expected to be accretive in the first full year of operations, with annual cost synergies from the combined operations expected to be in excess of $40 million by the third year. These will be primarily realized through purchasing, supply chain and increased efficiencies. In addition, the combination has the potential for revenue synergies as a result of a broader product offering and access to more channels, including international expansion.

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Strong Financial Characteristics. Together, Tempur-Pedic and Sealy had combined pro forma adjusted EBITDA of $504 million based on the 12-months ended June 30, 2012 for Tempur-Pedic and May 27, 2012 for Sealy. The combined company will have strong cash flow characteristics that will enable rapid debt reduction and continued investment in growth initiatives.

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Combination of Two Strong Management Teams. The combination pairs two strong management teams with extensive industry and global consumer products experience. Tempur-Pedic and Sealy have a shared corporate culture focused on consumer-driven product innovation to deliver the best quality of sleep and building strong retailer relationships.

Tempur-Pedic intends to finance the acquisition through debt financings, for which BofA Merrill Lynch has already provided customary commitment letters.

BofA Merrill Lynch is acting as Tempur-Pedic’s exclusive financial advisor and Citigroup as lead financial advisor to Sealy. Perella Weinberg Partners acted as the financial advisor and Blank Rome LLP as the legal advisor to an independent committee of Sealy’s Board. Bingham McCutchen LLP is acting as legal advisor to Tempur-Pedic and Simpson Thacher & Bartlett LLP as legal advisor to Sealy.

Conference Call Information

There will be a live conference call to discuss the proposed transaction today, September 27, 2012 at 8:00 a.m. Eastern Time. The dial-in number for the conference call is (877)303-6913. The dial-in number for international callers is (224)357-2188. The call is also being webcast and can be accessed on the investor relations section of both companies’ websites, http://www.tempurpedic.com or www.sealy.com. After the conference call, a webcast replay will remain available on the respective investor relations sections of both companies’ website for 30 days.

About Tempur-Pedic International

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The company’s products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

About Sealy

Sealy owns one of the largest bedding brands in the world, with sales of $1.2 billion in fiscal 2011. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Sealy Embody™, Optimum™ by Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 11,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

Forward-looking Statements

This release contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of Tempur-Pedic’s or Sealy’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to Tempur-Pedic’s or Sealy’s expectations regarding the opportunities and strengths of the combined company, anticipated cost and revenue synergies, the strategic rationale for the combination, including expectations regarding product offerings, growth opportunities, value creation, and financial strength, and the timing of the closing. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that Tempur-Pedic or Sealy will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond

Tempur-Pedic’s or Sealy’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include the ability of the parties to complete the proposed merger in a timely manner or at all; satisfaction of the conditions precedent to the proposed merger, including the ability to secure regulatory approvals; the possibility of litigation (including relating to the merger itself); successful completion of acquisition financing arrangements; the ability to successfully integrate Sealy into Tempur-Pedic’s operations and realize synergies from the proposed transaction; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the combined company’s reported earnings; consumer acceptance of the combined company’s products; industry competition; the efficiency and effectiveness of the combined company’s advertising campaigns and other marketing programs; the combined company’s ability to increase sales productivity within existing retail accounts and to further penetrate the combined company’s domestic retail channel, including the timing of opening or expanding within large retail accounts; the combined company’s ability to address issues in certain underperforming international markets; the combined company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; rising commodity costs; and the effect of future legislative, regulatory or tax changes. Additional information concerning these and other risks and uncertainties are discussed in each of the companies’ respective filings with the Securities and Exchange Commission, including without limitation annual reports on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and/or “Risk Factors.” Any forward-looking statement speaks only as of the date on which it is made, and neither the Company nor Sealy undertakes any obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Use of Non-GAAP Financial Measures

The Company and Sealy have presented the following non-GAAP financial measures in this press release: adjusted EBITDA of each of the Company and Sealy, and pro forma adjusted EBITDA and net sales of the combined company. The Company and Sealy each define its non-GAAP adjusted EPS to exclude the following: (i) interest expense, net; (2) provision for income taxes; (3) depreciation and amortization expense. Sealy also excludes certain unusual items and other adjustments permitted in calculating its respective debt covenants in its senior debt agreements. The reconciliation of these historical non-GAAP measures to each of Tempur-Pedic’s and Sealy’s GAAP financial measures for the periods presented are set forth below.

The Company and Sealy believe the use of these non-GAAP financial measures is useful to investors in comparing the results of operations for comparable periods by eliminating certain of the more significant effects of adjusted EBITDA. These measures also reflect how the Company and Sealy manage their businesses internally. In addition to the adjustments included in the calculation of Sealy’s non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending and acquisitions. As with the items eliminated in its calculation of non-GAAP adjusted EBITDA, these items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. When analyzing Tempur-Pedic’s, Sealy’s and the pro forma combined company’s operating performance, investors should not consider these non-GAAP financial measures as a substitute for comparable measures in accordance with GAAP.

	Tempur-Pedic Twelve Months ended June 30, 2012	Sealy Twelve Months ended May 27, 2012	Pro Forma Consolidated
EBITDA
GAAP Net income (loss)	$203,605	$(5,695)	$197,910
Interest expense	14,996	88,994	103,990
Income taxes	98,008	8,546	106,554
Depreciation & Amortization	51,737	24,172	75,909

EBITDA	$368,346	$116,017	$484,363

Adjustments for debt covenants:
Refinancing charges	—	2,911	2,911
Non-cash compensation	—	12,237	12,237
Discontinued operations	—	3,580	3,580
Other	—	1,112	1,112

Adjusted EBITDA	$368,346	$135,857	$504,203

Media Contact:

Contacts for Tempur-Pedic International:	Contacts for Sealy Corporation:

Trevor Gibbons Edelman for Tempur-Pedic International +1 212 704 8166 Trevor.Gibbons@edelman.com	Stan Neve Brunswick Group for Sealy + 1 212 333 3810

Michael Geller Edelman for Tempur-Pedic International +1 212 729 2163 Mike.Geller@edelman.com	Shahed Larson Brunswick Group for Sealy + 1 212 333 3810

Investor Relations Contact:

Tempur-Pedic International:	Sealy Corporation:

Mark Rupe +1 800 805 3635 Investor.relations@tempurpedic.com	Mark D. Boehmer +1 336 862 8705

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